Exhibit 10.1

AGENCY AGREEMENT

USA Petrovalve Inc.

7030 Empire Central Drive

Houston, Texas 77040

THIS AGREEMENT, effective the 1st day of January, Two Thousand four, by and between USA Petrovalve, Inc. (“Petrovalve”), a business corporation incorporated in the State of Texas, USA, herein represented by its duly authorized and empowered undersigned representative; and Servicios Tecnicos Petrovalve C.A. (“Agency”), represented herein by its duly authorized and empowered undersigned representative, witness that:

WHERAS, Petrovalve is the manufacturer and marketer of various products in the oil and gas industry, and desires to contract with Agency to assist in the marketing of such products; and

WHERAS, Agency desires to carry out the services of promoting and distributing the products of Petrovalve (“products”) within the Territory of Venezuela (“Territory”);

NOW, THEREFORE, it is agreed by and between the Parties hereto, for and in consideration of the mutual covenants contained herein, as follows:

1.
Agency will as the sole agent and representative of Petrovalve for Venezuela promote the sale and distribution of the products with the Territory; will seek inquiries from potential customer for information on the full range of products of Petrovalve, and to take whatever actions are reasonably effective in assuring that Petrovalve is included on the approved Vendor/Bidder listings for all contracts requiring products of Petrovalve. Further, Agency will take all reasonable actions to ensure that Petrovalve is registered and authorized to conduct business in any part, portion, or governmental subdivision of the Territory. Agency agrees that it will seek to obtain a competitive position for the products/quotations of Petrovalve, and will supply Petrovalve all information regarding competitors’ products, services and prices.

Agency further agrees that it will not act in competition with Petrovalve, or as an agency for any other entity that is, or may be in competition with Petrovalve.

Agency will, at all times, clearly represent itself to any and all potential customers as the agency of Petrovalve’s product lines.

Agency will, at the request of Petrovalve, provide Petrovalve with a comprehensive list of Agency’s other principals and product lines handled by Agency; for the purpose of assuring the Parties hereto that no competitors or competitive product lines are being handled or represented by Agency in violation hereof.

Agency acts hereunder and is only an independent contractor, and this Agreement does not establish the relationship of the Parties hereto as joint ventures, agents, associates, partners, or any other relationship.

Agency also has the option to purchase goods or services supplied by Petrovalve. Commissions will not be paid on direct distributor purchases, but a discount will be granted to Agency, as set forth hereinafter. It is agreed that title of any of Petrovalve’s products transferred to Agency under the direct Agency shall be in the name of Agency and shall be transferred only upon the full payment for such goods or services to Petrovalve by Agency.

2.
Reports. Agency will provide Petrovalve, at the end of each calendar month, a summary report including all calls, proposals, and sales made during such calendar month; and Agency will provide, along with that report, a forecast projection by Agency of expected activities and sales during the subsequent calendar month.

Agency will provide Petrovalve, at the end of each calendar quarter, a report on any and all quotations and proposals that were not accepted, and any and all sales that were not consummated; with comments and reasons by Agency for such results. Such report will also include any and all information that would prove helpful and useful to Petrovalve in the marketing of the products of Petrovalve.

3.
Customers. Agency will use its best efforts hereunder to secure appointments with and access to potential customers for Petrovalve, assuring that any such appointments will be with representatives of the potential customers with power to contract for and on behalf of such potential customers.

Agency will use its best efforts to assure that any potential customers have sufficient credit rating to do business with Petrovalve, and will assist any such potential customers in establishing credit worthiness and improvement in credit rating.

Agency will also assist Petrovalve in the collection of any and all past-due debts from customers of Petrovalve in the Territory set forth in this Agreement.

Any goods returned by Agency, the acceptance of which return is at the sole discretion of Petrovalve, shall be subject to a restocking charge by Petrovalve.

4.
Indemnity. Agency releases Petrovalve and will save, indemnify, defend, and hold Petrovalve, and Petrovalve’s officers, directors, agents, affiliates, subsidiaries, and Petrovalve’s parent corporation harmless from and against any and all liabilities, losses, or damages, claims, demands, causes of action, suits, and associated expenses (including, but not limited to court costs, expert witness fees, investigative expenses, and attorneys’ fee), and awards arising in favor of Agency, any third party, or customer as a result of, or in connection with the performance of services by Petrovalve or by Agency, except if caused by the gross negligence of Petrovalve. Agency agrees that indemnity obligations hereunder will be supported by adequate insurance coverage subject to the approval of Petrovalve.

5.
Agency agrees that any bid bond costs or performance bond costs required in connection with any order or contract with a customer will be borne by Agency, unless otherwise agreed to in writing by the Parties hereto.

6.
Petrovalve will supply to Agency any and promotional materials, sales materials, pamphlets, brochures, data sheets, and information reasonably needed by Agency to carry out Agency’s obligations hereunder.

Petrovalve will furnish and provide sales assistance relating the products, including, but not limited to available written information, reasonable technical visits and assistance.

Any potential customer who has been contacted by Agency may be given a quote, bid, or proposal directly by Petrovalve, and Petrovalve will simultaneously notify Agency of any such direct contact. No such direct contact by Petrovalve will adversely affect any rights provided for in this Agreement. However, if Petrovalve receives any inquiry form any potential customer located in Agency’s Territory hereunder, for products of Petrovalve, and such potential customer has not been contacted by Agency, Petrovalve will notify Agency of such direct contact. Compensation for Agency will be as set forth in this Agreement. Further, if Petrovalve receives any inquiry from a potential customer outside the Territory, but where the ultimate delivery destination of the products is to be within the Territory of Agency, then Petrovalve will quote a price that includes the commission of Agency provided for herein.

7.
No commission will be paid Agency on any sales of products that have been directly purchases by Agency from Petrovalve. On any such direct purchase by Agency from Petrovalve, Petrovalve will give to Agency a discount of twenty- five (25%) per cent off the published US Dollar Price List (Suggested End User price).

All invoices originating from Petrovalve shall be paid in US Dollars FOB Petrovalve’s Plant, or by Agency’s supplying Petrovalve a guaranteed, fully accessible letter of credit from a bank approved by Petrovalve.

8.
In all cases where the Agency is owed commission on sales of the Petrovalve products, at the end of each calendar month, Petrovalve will furnish to Agency written statements of commissions on all orders invoiced during such calendar month, commissions pending on all orders invoiced during prior calendar months but which have not been paid, and commissions on all invoices paid during the calendar month. Otherwise, no commissions shall be due for sales made under the conditions described in the last paragraph of Section 6.above.

In no case shall Petrovalve be responsible for expenses incurred by Agency during the course of Agency’s duties hereunder, unless agreed to in writing by the Parties hereto prior to the incurring of such expenses by Agency.

9.
Commissions and Payment. In all cases where commissions are payable hereunder, Petrovalve, Petrovalve will pay to Agency a commission in the amount of ten (10%) per cent of any and all amounts received by Petrovalve on invoices to customers obtained by Agency. Payment of commissions to Agency will be made by Petrovalve as soon as payment of invoice is received by Petrovalve, or at a reasonable time thereafter after processing of same.

10.	Venue. This Agreement is and shall be subject to and enforceable under the Laws of the State of Texas, U.S.A., and the proper Courts therein.

11.
This Agreement is binding upon the Parties hereto, their employees, officers, directors, agents, affiliates, subsidiaries and parent companies. Neither Party may assign this Agreement without the prior written approval of the other Party. Any assignee will be bound by the provisions of this Agreement as thought the assignee were an original Party hereto.

12.
In any dispute hereunder, or claim made by any Party hereto against the other Party, the successful Party may recover any and all costs of collection, arbitration, meditation, and litigation, including reasonable attorneys’ fees.

13.
Petrovalve respects the right, and such right is acknowledged by Agency, to improve, modify, or change any and all products manufactured by Petrovalve and/or subject to this Agreement, without regard to Agency or Agency’s customers, clients, or contacts and their inventories.

14.
Term. This Agreement shall have a term of four (4) years from the effective date hereof. However, either Party may terminate this Agreement at any time by giving written notice of such termination to the other Party at least ninety (90) days prior to the effective date of such termination. Upon any termination hereof, the Agency shall return to Petrovalve any and all literature, drawings, models, customer records, technical data, and other materials relating to the business and products of Petrovalve.

WHEREUPON, the Parties hereto have executed this Agreement effective the date and date first above set forth.

USA PETROVALVE, INC

By: ______________________________

SERVICIOS TECHNICOS PETROVAL C.A Agency

By: ______________________________

UNITED STATES OF AMERICA, STATE OF TEXAS, COUNTY OF HARRIS BE IT KNOWN, that before me, the undersigned Notary Public, duly commissioned and qualified in and for the nation, state, and county aforesaid, personally came and appeared Oscar Rivas who, upon being duly sworn, dod depose that he is an officer and authorized representative of USA Petrovalve, Inc., and as such, executed the above Agency Agreement for and on behalf of the corporation and for the purposes stated therein.

_______________________________
NOTARY PUBLIC
Typed Name: Rosalie T. Melia
Commission Expires: 08/13/2006